LICENSE AGREEMENT

(From Inspectron to Perceptron)

Between:	Perceptron, Inc., a Michigan corporation (“Licensee”)

And:	Inspectron, Inc., a Michigan corporation (“Licensor”)

Dated: August 30, 2012

WHEREAS, Licensor is purchasing and the Licensee is selling substantially all of the assets of the Licensee’s Commercial Products Business Unit (“CBU”) pursuant to an Asset Purchase Agreement dated August 30, 2012 between the Licensor and Licensee (the “Asset Purchase Agreement”).

WHEREAS, upon the Closing of the Asset Purchase Agreement, Licensor will become the owner of the Purchased CBU Patents and Other CBU Intellectual Property (as those terms are defined in Sections 1.1.7 and 1.1.8 of the Asset Purchase Agreement).

WHEREAS, as part of the Closing of the Asset Purchase Agreement, Licensor has agreed to grant Licensee a non-exclusive, fully-paid, worldwide and perpetual license to the Purchased CBU Patents and Other CBU Intellectual Property.

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.	LICENSE

1.1 Grant. Licensor hereby grants, for the Term of this Agreement, to Licensee a non-exclusive, worldwide, royalty free right and license to make, have made, use, sublicense, modify, exploit and commercialize the Purchased CBU Patents and Other CBU Intellectual Property in Licensee’s Industrial Business Unit, including but not limited to the design, development, manufacture, sale, license or servicing of machine vision sensors and systems utilizing electro-optical techniques or component parts utilized in such sensors or systems or to honor any contractual obligations that Licensee may retain under the Assumed Contracts that are not fully performed by Licensor in a timely manner; provided, however, that Licensee may not use the Purchased CBU Patents and Other CBU Intellectual Property (i) in violation of the provisions of the Mutual Covenant Not to Compete between Licensor and Licensee dated August 30, 2012 (the “Non-Compete Agreement”) or (ii) to the extent that such commercialization includes activities that would have constituted direct competition with the activities of the CBU if conducted by another party at a time immediately before execution of the Asset Purchase Agreement.

1.2 Reservation of Rights. Subject to the provisions of the Non-Compete Agreement, because the right and license is non-exclusive, Licensor has and retains the rights, among others, to manufacture, use, offer to sell, sell, and lease the Purchased CBU Patents and Other CBU Intellectual Property and to grant licenses to others to do the same, so long as the exercise of such rights is not in violation of the provisions of the Non-Compete Agreement.

2.	MARKING

2.1 Marking. Licensee shall legibly mark all products manufactured, sold, or otherwise disposed by it under the license granted herein with the appropriate patent notice.

2.2 Expired Patents. Notwithstanding paragraph 2.1, Licensee shall be under no obligation to mark any Purchased CBU Patents and Other CBU Intellectual Property with a patent notice corresponding to any licensed patent that has expired, lapsed for failure to pay maintenance fees or other reasons, or been held invalid by a court of competent jurisdiction from which no appeal is taken.

3.	TERM. The right and license granted herein shall run to the end of the life of the last to expire of the Purchased CBU Patents (the “Term”).

4.	MAINTENANCE OF PATENTS. Licensor and not Licensee shall be responsible for all payments and actions required to maintain the patents included in the Intellectual Property. In the event that Licensor determines not to maintain such patents or otherwise to let them lapse or expire, Licensor will give Licensee timely notice of such intention and all necessary information, executed documents and authority to enable Licensee to maintain the patents.

5.	ASSET PURCHASE AGREEMENT.

5.1 Licensor hereby covenants that it shall, without further consideration, from time to time, make, acknowledge, execute and deliver, or cause to be made, acknowledged, executed and delivered, such instruments, acts, consents, deeds, transfers, assignments, powers and assurances as the Licensee may reasonably require to more effectively grant to and vest in and to the Licensee the rights granted hereunder.

5.2 This Agreement is being delivered pursuant to and subject to the representations, warranties, covenants and agreements set forth in the Asset Purchase Agreement.

5.3 Nothing in this Agreement, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties under the Asset Purchase Agreement.

5.4 Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, any person, corporation or other entity, other than the parties to this Agreement, any rights, remedies, obligations or liabilities.

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6.	MISCELLANEOUS

6.1 Specific Performance. Each party acknowledges that the other party will be irreparably harmed in the event of a breach or threatened breach of the provisions of this Agreement. In the event of a breach or threatened breach, the aggrieved party will be entitled to an injunction, without posting of bond, restraining the breaching party from engaging in any of the activities prohibited by the Agreement, whether such activities actually have been engaged in or are threatened. Nothing herein will be construed as prohibiting a party from pursuing any other available remedies at law or in equity for such breach or threatened breach, including the recovery of damages.

6.2 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Agreement or application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

6.3 Binding Effect. Licensor may assign its rights and obligations under this Agreement, provided that (i) Licensor will remain liable to Licensee for Licensor’s obligations under this Agreement, the Asset Purchase Agreement, including for the breach of any such obligations by the assignee and (ii) the assignee assumes and agrees to perform all of Licensor’s obligations under this Agreement and the Asset Purchase Agreement. Licensee may assign its rights and obligations under this Agreement, provided that (i) Licensee will remain liable to Licensor for Licensee’s obligations under this Agreement, the Asset Purchase Agreement, including for the breach of any such obligations by the assignee and (ii) the assignee assumes and agrees to perform all of Licensee’s obligations under this Agreement and the Asset Purchase Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

6.4 Headings; Drafting. The headings used in this Agreement are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this agreement or any provision hereof. This Agreement is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

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6.5 Jurisdiction and Venue. If either party brings legal action against the other party to enforce or declare the terms of this Agreement, the party will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the circuit court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction of the federal and state courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in the attached Schedule of Notice Address (or such changed address as provided in Section 6.11 Notices below) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 6.5. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between the parties, any new legal action between the parties will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, shall be consolidated with the pending litigation.

6.6 Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Michigan without regard to conflicts of laws principles that would require the application of the law of any other jurisdiction.

6.7 Attorney’s Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney’s fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

6.8 Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other agreements and instruments referenced therein, contains the entire agreement with respect to the matters contemplated by this Agreement and supersedes all prior oral and written agreements among the parties with respect to such matters.

6.9 Amendment. This Agreement may not be modified or amended except by a written agreement signed by an officer of each party.

6.10 Waiver. Failure of any party to complain of any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement will be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

6.11 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed duly given if sent by (i) facsimile transmission and mailed as indicated on the attached Schedule of Notice Addresses (unless such address has changed by prior written notice); or (ii) mailed, sent by overnight courier or delivered personally as indicated on the attached Schedule of Notice Addresses (unless such address have been changed by prior written notice). Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

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6.12 Delays. Neither party will incur any liability for any delay in performance which results from power failure, energy shortage, act of God, act of governmental authority, act of a public enemy or of war, terrorist attack, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, strike, boycott, or other work stoppage or slowdown), severe or adverse weather condition, act of subcontractors or suppliers or other cause beyond the party’s control.

6.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

6.14 Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Agreement.

Perceptron, Inc.

By:	/s/ David W. Geiss
David W. Geiss
Vice President, General Counsel

Inspectron, Inc.

By:	/s/ Richard Price
Richard Price
President

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SCHEDULE OF NOTICE ADDRESSESS

If to Licensee:	Perceptron, Inc.
47827 Halyard Drive
Plymouth, Michigan 48170
Attention: Harry T. Rittenour
President and CEO
Facsimile: 734 414-4800

With copies to:
Perceptron, Inc.
47827 Halyard Drive
Plymouth, Michigan 48170
Attention: David W. Geiss
Vice President and General Counsel
Facsimile: 734 414-4800

If to Licensor:	Inspectron, Inc.
2159 Applebrook Drive
Commerce Township, Michigan 48382
Attention: Richard Price
Facsimile:

With copies to:
Butzel Long
150 West Jefferson
Detroit, MI 48226
Attention: Justin G. Klimko
Facsimile No.: 313 225 7080

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